Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693

AmerUs Group Names New Independent Director

     DES MOINES, Iowa, February 10, 2005—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced that it has named a new independent director to its board of directors. Louis A. Holland, managing partner and chief investment officer of Holland Capital Management, L.P., has joined AmerUs Group’s board effective February 10, 2005. With the appointment of Mr. Holland, the board is comprised of 14 directors, 12 of whom are independent, non-employee directors.

     “Lou is an excellent addition to an outstanding board—he is a strong, proven leader with tremendous experience, which further complements the existing expertise on our board,” said Roger K. Brooks, chairman of AmerUs Group’s board.

     Biographical Information

     Louis A. Holland serves as managing partner and chief investment officer of Holland Capital. With over 35 years of experience in the investment management industry, he oversees the management of the firm’s equity and fixed income management strategies. Prior to founding Holland Capital in 1991, Mr. Holland gained early business management experience at Commonwealth Edison after playing professional football with both the Canadian Football League and National Football League. His investment experience was augmented by 15 years at A.G. Becker Paribas Inc., where he served as a vice president specializing in asset and portfolio management for corporations, endowments, foundations, public funds, Taft/Hartley, and high net worth individuals. In 1983, he formed his prior firm, Hahn Holland & Grossman.

     Mr. Holland currently serves on the following boards and committees: Board of Directors, Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc.; Packaging Corporation of America; National Association of Securities Professionals; Northwestern Memorial Healthcare Corporation; McCormick Theological Seminary, the Investment Analysts Society of Chicago, and serves as vice-chairman of the University of Wisconsin Foundation.

     On a national level, he is a director of the Association of Governing Boards of Universities and Colleges and an advisory director of the International Foundation of Employee Benefit Plans. Mr. Holland is an active member of local civic and business organizations as well.

     Mr. Holland earned a B.S. in economics from the University of Wisconsin and attended Loyola University Chicago Graduate School of Business. In 1990, the University of Wisconsin Alumni Association presented him with the Distinguished Alumni Award. More recently, the National Association of Securities Professionals honored Mr. Holland with the 2004 Maynard Jackson Entrepreneur of the Year Award. He has been a special guest and 20-year veteran panelist on Wall $treet Week With Louis Rukeyser and Rukeyser’s Wall $treet. Mr. Holland’s additional media exposure includes guest appearances on the Financial News Network, CNN’s Moneyline, CNBC, and the Chicago Tonight show.

     Holland Capital, based in Chicago, Illinois, manages over $2.6 billion in equity and fixed income securities for institutional investors and to individuals. Holland Capital is also the investment advisor to the Lou Holland Growth Fund.

     About AmerUs Group

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

     As of December 31, 2004, AmerUs Group’s total assets were $23.2 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.